EXHIBIT  77G

For the period ending: 03/31/2007

File number:  811-05009

DEFAULTS AND ARREARS ON SENIOR SECURITIES


1) El Paso County, Colorado The Powers Boulevard/Drennan Road Local Improvement District 1985-2, 8.875%-9.00% due 9/1/2000
         In default:  Interest
         Nature of default:  District did not make full interest payment.
         Date of default:    September 2000
         Default per $1,000 face:  $90,000

2) Ft. Lupton, Colorado Golf Course Revenue Anticipation Warrants Series 1996A, 8.50% due 12/15/2015
         In default:  Interest
         Nature of default:  District did not make interest payment.
         Date of default: June 2002
         Default per $1,000 face:  $620,000


3) City of Lisbon North Dakota (Harvest Board LLC, Project) Series 2001A, 2002C, 15.00% due 4/1/2011 and 4/1/2005 In default: Interest Nature of default: District did not make interest payment.
         Date of default:  April 2003
         Default per $1,000 face:  $5,025,000

4) Tabernash Meadows, LLC A Colorado Limited Liability Company, 24.00% due 2/9/2002
         In default: Interest
         Date of default: 2/9/2002
         Default per $1,000: $227,347